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                                                                  EXHIBIT 10.1



June 27, 2000


Robert F. Cotter
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
777 Westchester Avenue
White Plains, New York  10604

Dear Bob:

I am delighted to confirm the compensation arrangements associated with your responsibilities as Chief Operating Officer, Starwood Hotels & Resorts Worldwide, Inc. ("the Company").

The specifics of these arrangements are outlined below:

POSITION AND EFFECTIVE DATE:

Subject to the terms of this letter, your appointment as Chief Operating Officer is effective February 15, 2000.

You will report directly to the Company's Chief Executive Officer and you shall perform such duties and services as are assigned to you by the Company from time to time. You acknowledge that your employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as Chief Operating Officer.

BASE SALARY:

For 2000 and in effect from the date of your appointment, February 15, 2000, your base salary will be $600,000 annually, paid in semi-monthly intervals of $25,000, and subject to applicable withholdings for FICA, local, state and federal taxes, and Medicare. Your annual base salary will be adjusted to $650,000 effective January 1, 2001.

ANNUAL INCENTIVE (BONUS):

You will continue to participate in the Starwood Annual Incentive Plan (AIP). For performance year 2000, your target incentive opportunity is 100% of base salary. Your actual incentive payout will be based upon achieving specified performance criteria to be established and approved with the Chief Executive Officer, and may be awarded solely at the Company's discretion. For performance year 2001, your target incentive opportunity will be moved to 112% of base salary. Any annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonuses are payable in accordance with the AIP and the Company's practices.
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BENEFITS:

You will continue to participate in the Starwood Benefits Plan as an expatriate until such time as you and your family permanently move to the U.S. at which point you and your family will be covered on a regular U.S. payroll basis.

LONG TERM INCENTIVE:

You will continue to participate in the Starwood 1999 Long Term Incentive Compensation Plan ("LTIP"). This plan provides for the award of stock options at the Company's discretion to high performing executives. For 2000, you have been awarded a stock option grant of 316,400 Starwood options under the terms of the 1999 LTIP, effective as of the April 1, 2000 meeting of the Starwood Board of Directors. For 2001, you will be awarded 454,000 Starwood options. This grant date will be the date the Company's 2001 stock option grants are approved by the Compensation & Option Committee of the Board.

CONTINUATION OF EXPATRIATE STATUS:

Since your family will not be relocating to the U.S. until the summer of 2001, you will continue to receive your expatriate benefits and legal commitments under Starwood's expatriate policy. In particular the following benefits will apply until July 2001:

a.       AREA COST ALLOWANCE

         You will continue to receive an Area Cost Allowance to compensate you for certain costs associated with your family's living in Brussels. The amount of the Area Cost Allowance is based on cost of living surveys conducted by independent consultants and will be US$ 36,605 per annum for the balance of 2000. This amount will be paid in 12 equal installments in local currency and may fluctuate depending on foreign exchange and cost of living trends. Also, please note that this stated amount is based on current policy and might be amended based on Starwood's expatriate policy, which is currently being reviewed. The exchange rate used in converting your compensation and your Area Cost Allowance from US$ to BF may be subject to modification at Company discretion should present policies be revised.

b.       INCOME TAXES

         Your Company sourced income will continue to be tax protected in the U.S. A Company provided tax consultant will prepare your tax returns. It is the Company's responsibility to reimburse you for Belgian, and excess U.S., taxes incurred. It is, of course, understood that you will continue to be responsible for all reporting and filing of personal income tax returns as required by the local tax authorities.

c.       TRANSPORTATION

         You will continue to be eligible for one fully maintained Company car for business and personal use, as per European car policy application in Belgium.

d.       HOME LEAVE

         On an annual basis your family will continue to be entitled to one round trip full fare business class airfare between Brussels and Boston. If you elect to utilize the home leave benefit to a point other than Boston, you may do so provided the airfare costs do not exceed those of your normal entitlement. In addition the cost of two round trip economy


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         airfares (between U.S. college locations and Brussels) per year for your dependents attending college in the U.S. will be reimbursed. The Human Resources Department must approve all home leave travel in advance.

e.       EDUCATIONAL ASSISTANCE

         While your dependents are permanently residents in Brussels, the Company will continue to pay all reasonable costs associated with their attendance at a local international school.

f.       RELOCATION

         Starwood will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings from Brussels to the New York metropolitan area in accordance with the provisions of Starwood's Relocation Program - Plan I. Greg Waldron is available to review the details of this program with you at your convenience.

         In the event that you accept the offer and relocation expenses are paid to you or on your behalf, you agree that if you voluntarily terminate your employment within one year after your relocation, you will repay all relocation expenses, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by Starwood and will be your responsibility.

g.       HOME LOAN

         Upon your move to the New York metropolitan area, Starwood will assist you in the purchase of a new principal residence by making a second mortgage home loan available to you in an amount of $600,000. The loan proceeds must be used by you to purchase your new principal residence. The loan will be non-transferable and non-interest bearing prior to maturity and will mature on the earlier of (a) five years from the date of the first advance of the loan to you, (b) voluntary or involuntary termination of your employment with Starwood, or (c) your sale of the residence. The loan shall be evidenced by a note in the amount of the loan and shall be secured by a second mortgage lien on your new residence. The second mortgage is to be executed by all persons having an ownership interest in the new residence. This loan will be funded at the closing of the purchase of your new residence through an escrow account established for this purpose acceptable to Starwood. No advance of the loan will be made unless documents evidencing and securing the loan acceptable to Starwood are signed and delivered by the appropriate parties.

EXCLUSIVE DISPUTE RESOLUTION PROCEDURE:

Any and all disputes relating to this offer letter, your employment with Starwood or the termination of that employment will be resolved solely and exclusively through binding arbitration pursuant to the employment rules of the American Arbitration Association. Accordingly, you acknowledge and agree that this offer of employment as Chief Operating Officer and the benefits provided herein are contingent upon your execution of the Arbitration Agreement provided to you herewith.

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EMPLOYMENT TERMS & SEVERANCE:

The term of this Agreement (should you accept this offer) is two years commencing on February 15, 2000. You understand and agree that your employment with the Company is "at will." As such, you agree that either you or Starwood may end the employment relationship at any time, with or without cause upon 30 days' notice. By signing below you understand and acknowledge that except for this letter, there is not any written contract between you and the Company concerning this offer employment as Chief Operating Officer. This Agreement supercedes any previous agreements between you and the Company relating to your employment.

In the event that Starwood terminates your employment for any reason other than "cause," Starwood will pay to you the greater of (i) 12 months of your then current base salary or (ii) your current base salary through the remainder of the term of this Agreement (the "Severance Period"), in a lump sum less all applicable withholdings, and will reimburse you for your COBRA expenses minus your last level of contribution for the Severance Period commencing on the termination date (the "Termination Payments"). You will not be entitled to any Termination Payments if you resign your employment with the Company. As a condition for, and prior to, your entitlement to and receipt of any Termination Payments, you must enter into a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in such form that Starwood may reasonably require.

For purposes of this paragraph, "cause" shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood;
(iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other misconduct in your employment or which could tend to bring Starwood into disrepute, could create material civil or criminal liability for Starwood or could adversely and materially affect Starwood's business or interests.

OTHER CONDITIONS AND OBLIGATIONS:

As a further condition of this offer of employment as Chief Operating Officer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Confidentiality, Non-solicitation Agreement provided to you herewith.

INTEGRATED AGREEMENT:

This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the General Counsel or Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc. This Agreement is not intended to supercede or diminish in any way your rights under the Severance Agreement entered into with you for the purpose of providing certain protections in the event of a change in control of the Company.


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By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and Starwood and that you accept and agree to the terms as outlined.

Best regards,



       /s/ David K. Norton
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         David K. Norton
         Executive Vice President
         Human Resources

cc:  Barry S. Sternlicht
       Personnel File



ACCEPTED AND AGREED TO:

       /s/ Robert F. Cotter
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         Robert F. Cotter

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